Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of the Annual Report of Seychelle Environmental Technologies, Inc. on Form 10-K of our report dated May 29, 2008, on the consolidated financial statements of Seychelle Environmental Technologies, Inc., as of February 29, 2008 and for the fiscal year ended February 29, 2008.

/s/ Windes & McClaughry
Irvine, California
May 22, 2009